Exhibit 99.1

BioSig Launches PURE EP™ Software Version 6

with ACCUVIZ™ Module

●	Company to introduce the most advanced iteration of its signal processing technology at Cleveland Clinic’s Global EP Summit 2022, a world-class leadership symposium

Westport, CT, September 22, 2022 (GLOBE NEWSWIRE) -- BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), an advanced digital signal processing technology company delivering unprecedented accuracy and precision to intracardiac signal visualization with its proprietary PURE EP™ System, today announced the release of PURE EP™ Software Version 6 with ACCUVIZ™ Module.

Built around three highly differentiating features, PURE EP™ Software Version 6 with ACCUVIZ™ Module introduces the proprietary High Frequency Algorithm (HFA), a novel feature that identifies the key frequency components of cardiac data that can be difficult to identify within the traditional waveform presentation. Other unique software functionalities— including Automatic Tachycardia Characterization (ATC) and TRUSOURCE Analysis & Report—aim to improve clinical workflow and deliver clear, actionable insights to today's electrophysiologist.

PURE EP™ Software Version 6 with ACCUVIZ™ Module is the first to be designed and launched by the Company’s new commercial and operations team and represents the most advanced iteration of the Company’s digital signal processing technology. Software Version 6 delivers a new level of efficiency enabling unlimited, real-time analysis of intracardiac signals. In addition, the new ACCUVIZ™ Module introduces advanced signal processing automation, elevated visualization of clear cardiac signal information, and even smarter workflows.

“PURE EP™ Software Version 6 with ACCUVIZ™ Module acquires raw intracardiac signals in digital form to provide a new level of efficiency and automaticity. I view this as a milestone in the clinical evolution of our technology, and a testament to our mission to provide our customers with actionable insights,” commented Gray Fleming, Chief Commercialization Officer, BioSig Technologies, Inc.

BioSig will introduce the newest software version of the PURE EP™ System to customers—for the first time—at the annual Cleveland Clinic Global EP Summit 2022. The annual symposium is taking place this Friday-Saturday, September 23-24, 2022, in Cleveland, Ohio. The Company has been invited to attend the world-class leadership symposium as a platinum sponsor for the event.

About the Global EP Summit

The Global EP Summit is annual forum convening over 40 global EP experts to highlight the latest research, technological advancements, and state of the art practices in the field of arrhythmia management. Co-sponsored by the Cleveland Clinic and the Heart Rhythm Society, the 1.5-day program is designed for, but not limited to, cardiologists, electrophysiologists, cardiovascular fellows, electrophysiology fellows, nurses, PAs and all healthcare providers involved in the care of arrhythmia patients.

About BioSig Technologies

BioSig Technologies is an advanced digital signal processing technology company bringing never-before-seen insights to the treatment of cardiovascular arrhythmias. Through collaboration with physicians, experts, and healthcare leaders across the field of electrophysiology (EP), BioSig is committed to addressing healthcare’s biggest priorities — saving time, saving costs, and saving lives.

The Company’s first product, the PURE EP™ System, an FDA 510(k) cleared non-invasive class II device, provides superior, real-time signal visualization allowing physicians to perform insight-based, highly targeted cardiac ablation procedures with increased procedural efficiency and efficacy.

The PURE EP™ System is currently in a national commercial launch and an integral part of well-respected healthcare systems, such as Mayo Clinic, Texas Cardiac Arrhythmia Institute, Cleveland Clinic, and Kansas City Heart Rhythm Institute. In a blinded clinical study recently published in the Journal of Cardiovascular Electrophysiology, electrophysiologists rated PURE EP™ as equivalent or superior to conventional systems for 93.6% of signal samples, with 75.2% earning a superior rating.

The global EP market is projected to reach $16B in 2028 with a 11.2% growth rate.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market conditions and the Company’s intended use of proceeds, (ii) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (iii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iv) difficulties in obtaining financing on commercially reasonable terms; (v) changes in the size and nature of our competition; (vi) loss of one or more key executives or scientists; and (vii) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andy Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

55 Greens Farms Road

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133